Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2014
- Revenue for Fiscal First Quarter of 2015 Increased 5.4% to $465 Million -
- Adjusted Operating Cash Flow for Fiscal First Quarter of 2015 Increased $8.6 Million to $10.7 Million -
- Company Recognizes Previously Announced Store Closing Costs in the First Quarter -
- Company Reiterates Annual Fiscal 2015 Guidance -
West Fargo, ND – June 5, 2014 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2014.

Fiscal 2015 First Quarter Results

For the first quarter of fiscal 2015, revenue was $465.5 million, compared to $441.7 million in the first quarter last year. Equipment sales were $345.0 million for the first quarter of fiscal 2015, compared to $334.7 million in the first quarter last year. Parts sales were $68.4 million for the first quarter of fiscal 2015, compared to $62.8 million in the first quarter last year. Revenue generated from service was $37.1 million for the first quarter of fiscal 2015, compared to $32.0 million in the first quarter last year. Revenue from rental and other increased to $15.0 million for the first quarter of fiscal 2015 from $12.1 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2015 was $75.9 million, compared to $73.9 million in the first quarter last year. The Company’s gross profit margin was 16.3% in the first quarter of fiscal 2015, compared to 16.7% in the first quarter last year. Gross profit from parts and service for the first quarter of fiscal 2015 was 56.7% of overall gross profit and increased to $43.0 million from $38.8 million in the first quarter last year. Solid performance from parts and service was offset by lower equipment margins.

Operating expenses were 15.3% of revenue or $71.2 million for the first quarter of fiscal 2015, compared to 15.6% of revenue or $68.9 million for the first quarter of last year. In the first quarter of fiscal 2015, the Company recognized store closing costs, including realignment costs, of $3.2 million (or $1.9 million after-tax), primarily related to store closing and severance costs associated with the previously announced Construction segment realignment.

Floorplan interest expense increased to $4.6 million for the first quarter of 2015 compared to $3.4 million for the same period last year due to increased levels of interest-bearing equipment inventory.

Pre-tax loss for the first quarter of fiscal 2015 was $6.3 million. Excluding the aforementioned store closing and realignment charges, adjusted pre-tax loss for the first quarter of fiscal 2015 was $3.1 million. This compares to pre-tax loss of $1.0 million in the first quarter last year. Adjusted pre-tax Agriculture segment income was $4.0 million for the first quarter of fiscal 2015, compared to pre-tax income of $8.0 million in the first quarter last year. Adjusted pre-tax Construction segment loss was $3.5 million for the first quarter of fiscal 2015, compared to a pre-tax loss of $6.5 million in the first quarter last year. In the first quarter of fiscal 2015, pre-tax International segment loss was $3.1 million, compared to a pre-tax loss of $0.5 million in the first quarter last year.

Net loss attributable to common stockholders for the first quarter of fiscal 2015 was $4.1 million, or a loss per diluted share of $0.20. This net loss includes the after-tax store closing costs of $1.9 million. Adjusted net loss attributable to common stockholders for the first quarter of fiscal 2015 was $2.2 million, or $0.11 per diluted share. This compares to net loss attributable to common stockholders of $0.4 million, or $0.02 per diluted share, in the first quarter last year.

Balance Sheet

The Company ended the first quarter of fiscal 2015 with cash of $82.0 million. The Company’s inventory level was $1.12 billion as of April 30, 2014, compared to $1.08 billion as of January 31, 2014. The Company had $701.5 million outstanding floorplan payables on $1.2 billion total discretionary floorplan lines of credit as of April 30, 2014.

In the first quarter of fiscal 2015, the Company’s net cash used for operating activities was $54.6 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity. Taking this adjustment into account, the Company generated adjusted net cash from operating activities of $10.7 million.

First Quarter Fiscal 2015 Construction Segment Realignment and Consolidation

In the first quarter of fiscal 2015, the Company implemented its previously announced Construction segment realignment and consolidation. To better align its Construction and rental businesses in certain markets, the Company reduced its Construction related headcount by approximately 12% primarily through the consolidation and closing of 7 Construction stores in Bozeman, Big Sky and Helena, Montana; Cheyenne, Wyoming; Clear Lake, Iowa; Flagstaff, Arizona; and Rosemount, Minnesota. The Company also consolidated one Agriculture store in Oskaloosa, Iowa, into an existing Titan agriculture dealership. The realignment, combined with other staff reductions, amounted to a total reduction of 4.5% of the Company’s total headcount. The closing and severance costs related to this realignment realized in the first quarter of fiscal 2015 were $3.2 million pre-tax or $0.09 per diluted share; the Company expects to realize additional costs of approximately $0.6 million or $0.02 per diluted share in the second quarter of fiscal 2015. The pro forma benefit to fiscal 2015 earnings per share of this realignment, not including the aforementioned charges, is estimated to be approximately $0.12 per share.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the first quarter, we focused on executing on our initiatives. We achieved adjusted operating cash flow of $10.7 million, and based on our year-to-date results and outlook for the remainder of the year, we are reiterating our fiscal 2015 annual revenue, net income, and operating cash flow outlook.”

Mr. Meyer continued, “In the first quarter, we completed the realignment and consolidation of our Construction segment. We believe this improves the overall foundation of our business and beginning in the second quarter we are realizing the cost savings associated with the realignment. Our Construction segment same store sales in the first quarter increased 24.4% on a year-over-year basis, reflecting the improvements we began implementing in the second half of last fiscal year as well as improvements in the industry.

We remain focused on continued execution across all business segments, including inventory reductions and further improvements in operating cash flow, by managing the controllable aspects of our business and positioning our company for future opportunities.”

Fiscal 2015 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer's business. For the full year ending January 31, 2015, the Company is reiterating is annual outlook. The Company continues to expect revenue to be in the range of $1.95 billion to $2.15 billion. The Company expects adjusted net income attributable to common stockholders to be in the range of $14.8 million to $21.1 million, and adjusted earnings per diluted share to be in the range of $0.70 to $1.00 based on estimated weighted average diluted common shares outstanding of 21.1 million.

The Company expects GAAP net income attributable to common stockholders to be in the range of $12.5 million to $18.8 million, and GAAP earnings per diluted share to be in the range of $0.59 to $0.89 based on estimated weighted average diluted common shares outstanding of 21.1 million. GAAP net income and earnings per diluted share guidance includes the impact of the $3.8 million pre-tax charge, or $0.11 per diluted share, associated with the Company’s realignment that it realized in the first quarter of fiscal 2015.

The Company expects to generate Non-GAAP cash flow from operations in the range of $60.0 million to $80.0 million for fiscal 2015. This reflects an improvement of $110.8 million to $130.8 million compared to Non-GAAP cash flow from operations of $(50.8) million in fiscal 2014. The primary driver of the improved cash flow is the Company’s anticipated reduction in equipment inventory level of approximately $250 million in fiscal 2015.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 337-8198 from the U.S. International callers can dial (719) 325-2463. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 19, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 5761107.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2015, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	April 30, 2014	January 31, 2014
	(Unaudited)
Assets
Current Assets
Cash	$82,011	$74,242
Receivables, net	79,895	97,894
Inventories	1,116,977	1,075,978
Prepaid expenses and other	17,392	24,740
Income taxes receivable	6,173	851
Deferred income taxes	13,441	13,678
Total current assets	1,315,889	1,287,383
Intangibles and Other Assets
Noncurrent parts inventories	5,085	5,098
Goodwill	24,751	24,751
Intangible assets, net of accumulated amortization	11,582	11,750
Other	7,555	7,666
Total intangibles and other assets	48,973	49,265
Property and Equipment, net of accumulated depreciation	231,780	228,000
Total Assets	$1,596,642	$1,564,648

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$26,138	$23,714
Floorplan payable	798,542	750,533
Current maturities of long-term debt	35,990	2,192
Customer deposits	36,384	61,286
Accrued expenses	43,634	36,968
Income taxes payable	3	344
Total current liabilities	940,691	875,037
Long-Term Liabilities
Senior convertible notes	129,728	128,893
Long-term debt, less current maturities	66,690	95,532
Deferred income taxes	46,854	47,329
Other long-term liabilities	7,360	6,515
Total long-term liabilities	250,632	278,269
Stockholders' Equity
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,253 shares issued and outstanding at April 30, 2014; 21,261 shares issued and outstanding at January 31, 2014	—	—
Additional paid-in-capital	238,795	238,857
Retained earnings	165,380	169,575
Accumulated other comprehensive income (loss)	(1,278)	339
Total Titan Machinery Inc. stockholders' equity	402,897	408,771
Noncontrolling interest	2,422	2,571
Total stockholders' equity	405,319	411,342
Total Liabilities and Stockholders' Equity	$1,596,642	$1,564,648

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended April 30,
	2014	2013
	(Unaudited)	(Unaudited)
Revenue
Equipment	$345,045	$334,745
Parts	68,379	62,837
Service	37,084	31,998
Rental and other	14,955	12,094
Total Revenue	465,463	441,674
Cost of Revenue
Equipment	316,282	303,823
Parts	48,014	44,711
Service	14,403	11,363
Rental and other	10,825	7,829
Total Cost of Revenue	389,524	367,726
Gross Profit	75,939	73,948
Operating Expenses	71,152	68,933
Realignment Costs	2,801	—
Income from Operations	1,986	5,015
Other Income (Expense)
Interest income and other income (expense)	(224)	597
Floorplan interest expense	(4,593)	(3,442)
Other interest expense	(3,441)	(3,167)
Loss Before Income Taxes	(6,272)	(997)
Benefit from Income Taxes	1,733	394
Net Loss Including Noncontrolling Interest	(4,539)	(603)
Less: Net Loss Attributable to Noncontrolling Interest	(344)	(189)
Net Loss Attributable to Titan Machinery Inc.	$(4,195)	$(414)

Less: Net Loss Allocated to Participating Securities	60	5
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(4,135)	$(409)

Net Loss per Share - Diluted	$(0.20)	$(0.02)
Weighted Average Common Shares - Diluted	20,951	20,854

TITAN MACHINERY INC.
Segment Results
(in thousands)

	Three Months Ended April 30,
	2014	2013	% Change
	(Unaudited)	(Unaudited)
Revenue
Agriculture	$352,648	$360,344	(2.1)%
Construction	101,879	82,841	23.0%
International	30,341	27,730	9.4%
Segment revenue	484,868	470,915	3.0%
Eliminations	(19,405)	(29,241)	33.6%
Total	$465,463	$441,674	5.4%

Income (Loss) Before Income Taxes
Agriculture	$3,318	$7,999	(58.5)%
Construction	(5,775)	(6,538)	11.7%
International	(3,065)	(526)	(482.7)%
Segment income (loss) before income taxes	(5,522)	935	(690.6)%
Shared Resources	(873)	(1,238)	29.5%
Eliminations	123	(694)	117.7%
Loss Before Income Taxes	$(6,272)	$(997)	529.1%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2014	2013
Net Loss Attributable to Titan Machinery Inc. Common Stockholders
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(4,135)	$(409)
Adjustments (1)	1,911	—
Adjusted Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(2,224)	$(409)

Earnings per Share - Diluted
Earnings per Share - Diluted	$(0.20)	$(0.02)
Earnings per Share - Diluted Impact of Adjustments (1)	0.09	—
Adjusted Earnings per Share - Diluted	$(0.11)	$(0.02)

Net cash provided by (used for) operating activities
Net cash used for operating activities	$(54,602)	$(6,319)
Net change in non-manufacturer floorplan payable	65,305	8,408
Adjusted net cash provided by operating activities	$10,703	$2,089

(1) Adjustments include total store closing costs of $3.2 million, as disclosed in Note 9 of our Form 10-Q for the period ended April 30, 2014